Exhibit 23.3




                                                              December 10, 1999


Data Systems & Software Inc.
200 Route 17
Mahwah, NJ 07430

                  Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel for Data Systems & Software Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (Registration No. 333-90017) (the "Registration Statement") filed by the Company under the Securities Act of 1933 for the purpose of registering an aggregate of 1,674,526 shares of its common stock, par value $.01 per share (the "Shares"), including (i) 1,304,526 shares (the "Conversion Shares") issuable upon conversion of the $2 million principal amount of 0% Convertible Subordinated Debentures convertible into shares of common stock, (ii) an aggregate of 370,000 shares (the "Warrant Shares") issuable upon exercise of certain warrants issued pursuant to warrant agreements between the Company and the holders of such warrants.

     On the basis of such investigation as we have deemed necessary, we are of the opinion that (i) the Shares have been duly authorized for issuance, (ii) the Conversion Shares, when issued upon due conversion of the debentures in accordance with the provisions of the debentures and the related agreements, will be fully paid and non-assessable, and (iii) the Warrant Shares, when issued upon due exercise of the warrants in accordance with the terms of the applicable warrants and warrant agreements, will be fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

     Sheldon Krause, a member of our firm, is the Secretary and a director of the Company.

                                 Very truly yours,

                                 /s/ Ehrenreich Eilenberg Krause & Zivian LLP